Exhibit 99.1

For Immediate Release	For more information, contact:
September 1, 2006	William D. Patterson, SVP and CFO
Pennichuck Corporation
603-913-2300 x 2309

PENNICHUCK CORPORATION ANNOUNCES PROPOSED TEMPORARY RATE SETTLEMENT WITH NEW HAMPSHIRE PUC

Merrimack, NH (NASDAQ: PNNW) – Pennichuck Corporation today announced that its subsidiary Pennichuck Water Works, Inc. has reached a settlement with the staff of the New Hampshire Public Utilities Commission regarding Pennichuck Water's request for temporary rate relief. The terms of the settlement, which will not become effective unless approved by the New Hampshire PUC, provide for an annualized increase in Pennichuck Water's revenues of approximately $2.4 million, or 14.41%. The New Hampshire Office of Consumer Advocate and Anheuser-Busch, Inc., Pennichuck Water's largest commercial/industrial customer, joined in the settlement. The settlement calls for the temporary rate increase to be effective for service provided on or after July 18, 2006.

The primary purpose for Pennichuck Water's requested rate relief is to allow it to recover a portion of costs incurred to upgrade its water treatment plant to meet more stringent federally mandated water quality standards. Pennichuck Water initiated the rate relief proceeding in June 2006 when it requested an overall increase in its rates that would result in an annualized increase in Pennichuck Water's revenues of approximately $6.1 million, or 36.49%. At that time, Pennichuck Water proposed that the rate relief be considered in two parts – an initial increase of 15.91% and a step increase of 20.58%. The temporary rate relief contemplated by the settlement announced today does not necessarily reflect the ultimate outcome of Pennichuck Water's June 2006 request for permanent rate relief. Any difference between the temporary rate relief and the permanent rates ultimately approved by the New Hampshire PUC will be reconciled upon the approval of such permanent rates.

Pennichuck Water's settlement with the staff of the New Hampshire PUC is not binding upon the New Hampshire PUC, and there can be no assurance that the New Hampshire PUC will approve the temporary rate relief provided in the settlement. The New Hampshire PUC hearing regarding the settlement is scheduled for September 6, 2006. An order regarding the New Hampshire PUC's determination concerning the settlement is expected some time after that date.

Pennichuck Corporation is a holding company located in Merrimack, New Hampshire with three wholly owned operating subsidiaries involved in regulated water supply and distribution throughout southern and central New Hampshire; non-regulated water-related services conducted through Pennichuck Water Service Company; and real estate investment and development activities conducted through The Southwood Corporation.

Pennichuck Corporation is traded on the NASDAQ Stock Market under the symbol "PNNW."

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